                            LETTER TO SHAREHOLDERS

January 22, 1999



Dear Fellow Shareholder:

As you may already be aware, we have postponed the Annual Meeting of Shareholders to 10:00am on Monday, February 1, 1999, at the Company's headquarters at 2435 Boulevard of the Generals, Valley Forge, Pennsylvania.

The Company, after consultation with the Securities and Exchange Commission
(SEC), determined that it is appropriate to postpone the meeting to give shareholders additional time to consider new information concerning the recently announced $21.25 cash merger agreement with an investor group consisting of its senior management and affiliates of Bain Capital Inc. and Bear, Stearns & Co. Inc. so as to be able to make an informed decision before the Annual Meeting. Instructions to vote by a toll-free telephone call are at the bottom of this letter.

Shareholders will have an opportunity to vote on the proposed merger at a Special Meeting ("Special Meeting") of Shareholders expected to take place in May or June 1999 after a proxy statement providing more details about the proposed merger is prepared and sent to the shareholders.

You should, however, be aware of the following information concerning the proposed merger:

 . Following is a list of the ICS managers currently included in the investor group and their positions with the Company:

     *Henry Boreen - Vice Chairman and member of the Board of Directors *Hock Tan - Senior Vice President, Chief Operating Officer and Chief Financial Officer
     Greg Richmond - Vice President, FTG Products
     Lewis Eggebrecht - Vice President/Chief Scientist

     Chris Bland - Vice President of Engineering, MicroClock Barry Olsen - Vice President of Marketing, MicroClock Paul Lessard - Vice President, Systems Technology Thomas Gosse - Vice President of Sales
     Edward Christiansen  Vice President of Manufacturing
     Justien Lien - Controller
     V. Venkateswaren - Vice President, Engineering Services Alan Silfies - Director of Quality

     *  Expected to be a member of Board of Directors following the merger.


 . Henry Boreen currently owns approximately 3% of the common stock of the Company, as well as options to purchase approximately an additional 1% of the common stock. Hock Tan currently owns common stock and options to purchase common stock aggregating less than 1% of the common stock. The ICS managers as a group currently own approximately 6% of the common stock of the Company, as well as options to purchase approximately an additional 6% of the common stock. No member of the investor group has entered into any agreement to vote his or her shares in favor of the merger agreement. After the merger, the ICS managers are expected to own up to 17% of the common stock of the Company, as well as options to purchase up to an additional 15% of the common stock. It is expected that no individual ICS manager will own more than 10% of the common stock after the merger.

 . Bain Capital Inc. and Bear, Stearns & Co. Inc., and their affiliates collectively own less than 1% of the outstanding ICS common stock.

 . The acquisition price will be funded by an equity contribution to be made by the investor group, debt financing that Credit Suisse First Boston has committed to provide, and available Company cash. CSFB's commitment to provide such debt financing will terminate if the transaction has not been completed by June 30, 1999, and is subject to other customary terms and conditions.

 . The affirmative vote of a majority of votes cast at the Special Meeting is required to approve the merger.

 . The merger agreement requires the Board of Directors to recommend that shareholders approve the merger at the Special Meeting, subject to the Board's fiduciary duties.

 . The obligations of the Company under the merger agreement, and the fiduciary duties of the Board of Directors in making determinations relating to the merger agreement (including any termination of, or recommendation that shareholders approve, the merger agreement), will be the same whether the incumbent Directors or the shareholder nominees (or any combination) are elected to the Board of Directors at the Annual Meeting, rescheduled to be held on February 1, 1999.

 . The Company has no general right to terminate the merger agreement for any reason. The merger agreement provides customary termination provisions which allow the Company to terminate the merger agreement in limited circumstances, including if the Board receives an offer to acquire the Company, or a tender offer for the common stock is commenced, either of which is, in the opinion of the Company's investment bank, more favorable from a financial point of view to the shareholders, and the Board determines that failure to approve the new offer and terminate the merger agreement could reasonably be expected to result in a breach of the Board's fiduciary duties to shareholders. The foregoing provisions apply regardless of whether the incumbent Directors or the shareholder nominees (or any combination) are elected to the Board of Directors at the Annual Meeting.

 .  If the merger agreement is terminated because (i) the Board accepts another offer to acquire the Company, (ii) the Board fails to recommend that the shareholders approve the merger agreement at the Special Meeting or recommends that shareholders approve another offer to acquire the Company,
   (iii) the shareholders do not approve the merger agreement at the Special Meeting, or (iv) the Company has materially breached the merger agreement, and within the following year the Company enters into a merger or other agreement for a business combination or a change of control occurs, the Company will be required to pay Bain and Bear Stearns a "break-up fee" of $6 million as well as reimburse their expenses up to $3 million. If the merger agreement is terminated under certain other circumstances, the Company may be required to reimburse the expenses of Bain and Bear Stearns up to $3 million but will not be required to pay a break-up fee. More detailed provisions concerning the termination and break-up fee provisions of the merger agreement are contained in the merger agreement, which was filed by the Company with the Securities and Exchange Commission (SEC) as an exhibit to a Form 8-K on January 20, 1999. The Company's SEC filings are available to the public on the Internet at http://www.sec.gov.
                             ------------------

 .  The merger agreement prohibits the Company and its investment banker from:
   (i) soliciting any proposals from any persons which could reasonably be expected to lead to an acquisition of the Company, and (ii) entering into negotiations with any person for any such acquisition proposal; except that these limitations do not apply with respect to any persons to whom the Company or its investment banker had already provided non-public written information about the Company to facilitate such an acquisition proposal within the three months prior to the date of the merger agreement. Subject to certain limitations, the merger agreement permits the Company to negotiate with any person who makes an unsolicited written bona fide proposal to acquire the Company if: (i) such acquisition proposal is, in the opinion of the Company's investment bank, more favorable to the shareholders from a financial point of view than the merger which is the subject of the January 20, 1999 merger agreement, and (ii) the Board or a Special Committee of the Board determines that failure to engage in such negotiations would be reasonably likely to constitute a breach of their fiduciary duties. These restrictions will apply without regard to whether the incumbent Directors or the shareholder nominees (or any combination) are elected to the Board of Directors at the Annual Meeting.

 . Upon completion of the merger, the Company expects to enter into an employment contract with Hock Tan, currently ICS' Senior Vice President, Chief Financial Officer and Chief Operating Officer, to become Chief Executive Officer, and a consulting agreement with Henry Boreen. The specific terms of the agreements are still under negotiation.

I strongly urge you to support management by signing, dating and returning the enclosed WHITE proxy card in the postage-paid overnight mail envelope provided..


Very truly yours,



Rudolf Gassner
Chairman of the Board

[Text for letter to shareholders]

 IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT OUR PROXY
                                   SOLICITOR:

                           INNISFREE M&A INCORPORATED

                         TOLL FREE  --  1-888-750-5834

                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022

[Alternate text for datagrams sent to shareholders]

If you have any questions, or need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                    PROXYGRAM TELEPHONE VOTING INSTRUCTIONS

  Call toll-free 1-800-437-7699 between 8:00 am and Midnight Eastern time.

  Tell the operator that you wish to send a collect Proxygram to ID No. ______, Integrated Circuit Systems, Inc.

  State your name, address and telephone number.

  State the bank or broker at which your shares are held and your control number as shown below:
                  Name:
                  Broker:
                  Control number:
                  Number of shares:

Give the operator your voting preferences, using the proxy text below.

[Text of Management's Proxy Card previously filed with the SEC]